Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-27297, 333-44125, 333-54276, 333-60803, 333-75766 and 333-96583) and Form S-8 (Nos. 33-23178, 33-33189, 33-51019, 33-51599, 33-51603, 333-27437, 333-47893, 333-48331, 333-49369, 333-63659, 333-63661, 333-81405, 333-84057, 333-74894, 333-101792, 333-102141, 333-102142, 333-110961, 333-118121, and 333-118122, 333-138453, and 333-138454) of RadioShack Corporation of our report dated February 26, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Fort Worth, Texas
February 26, 2007